Exhibit 99.7

Deutsche Bank Securities Inc. Global Corporate Finance 60 Wall Street New York, NY 10005-2858

CONSENT OF DEUTSCHE BANK SECURITIES INC.

May 8, 2012

Board of Directors

Pentair, Inc.

5500 Wayzata Boulevard

Suite 800

Golden Valley, Minnesota 55416

Re: Initially Filed Registration Statement on Form S-4 of Tyco Flow Control International Ltd.

Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated March 27, 2012, to the Board of Directors of Pentair, Inc. as Annex D to the proxy statement/prospectus forming part the Registration Statement on Form S-4 of Tyco Flow Control International Ltd. filed on May 8, 2012 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY—Opinions of Pentair Financial Advisors”, “The TRANSACTIONS—Background of the Merger”, “The TRANSACTIONS—Pentair Reasons for the Merger” and “The TRANSACTIONS—Opinions of Pentair Financial Advisors—Opinion of Deutsche Bank”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.